Exhibit 8.2

[King & Spalding LLP Letterhead]

February 8, 2006

Jefferson-Pilot Corporation

100 North Greene Street

Greensboro, North Carolina 27420

Ladies and Gentlemen:

We have acted as tax counsel to Jefferson-Pilot Corporation, a North Carolina corporation (“Jefferson-Pilot”), in connection with the proposed merger (the “Merger”) of Jefferson-Pilot, with and into Lincoln JP Holdings, L.P., an Indiana limited partnership (“Quartz, LP”) and a direct and indirect wholly owned subsidiary of Lincoln National Corporation, an Indiana corporation (“Lincoln”), pursuant to the Agreement and Plan of Merger, as amended (the “Merger Agreement”), dated as of October 9, 2005 by and among Lincoln, Quartz Corporation, a North Carolina corporation, Quartz L.P. and Jefferson-Pilot. The Merger is described in the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

INFORMATION RELIED ON

In rendering this opinion letter, we have examined, and have relied as to matters of fact upon, the Merger Agreement, the Registration Statement and the representation letters of Jefferson-Pilot and Lincoln delivered to us for purposes of this opinion (the “Representation Letters”) as well as originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render this opinion letter. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, in rendering this opinion letter, we have also assumed, with your permission, that (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement without the waiver or modification of any of the terms or conditions contained therein, and the Merger will be effective under applicable state laws, (ii) any representations made in the Merger Agreement or the Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the

Jefferson-Pilot Corporation

February 8, 2006

Effective Time, (iii) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, Jefferson-Pilot or Lincoln or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification, (iv) all documents referred to herein have been or will be duly executed to the extent required, (v) the Representation Letters will be re-executed by appropriate officers as of the Effective Time and (vi) all obligations imposed by any document referred to herein on the parties thereto have been or will be performed or satisfied in accordance with their terms. Our rendering of this opinion letter is expressly conditioned upon the accuracy and completeness of the Representation Letters and the assumptions set forth herein and, accordingly, cannot be relied upon if anything contained in the Representation Letters or any such assumption is, or later becomes, inaccurate.

OPINION

Based upon and subject to the foregoing, it is our opinion that (i) the Merger will qualify as a reorganization under

Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Jefferson-Pilot and Lincoln will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

The opinion expressed herein is based upon existing statutory, regulatory, administrative and judicial authority, any of which may be changed at any time with retroactive effect. In addition, the opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. Our opinion is not binding on the Internal Revenue Service or the courts and is not a guarantee or warranty, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. We undertake no responsibility to advise you of any new developments in the application or interpretation of U.S. federal income tax laws.

This opinion letter is being delivered solely for your benefit in connection with the filing of the Registration Statement and to satisfy the condition under Section 6.3(c) of the Merger Agreement. Except as explicitly provided herein, this opinion letter may not be relied upon for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of a copy of this opinion letter with the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ King & Spalding LLP